EXHIBIT 99.1

News Release      News Release      News Release      News Release      News Rel

[LOGO OF AMERICAN EXPRESS COMPANY]

  Contacts:        Robert Glick              Michael J. O'Neill
                   212-640-1041              212-640-5951
                   robert.a.glick@aexp.com   mike.o'neill@aexp.com

--------------------------------------------------------------------------------

            EARNINGS PER SHARE FROM CONTINUING OPERATIONS RISE 13%
               NET REVENUES UP 12% ON STRONG CARDMEMBER SPENDING
           MORE THAN 2 MILLION CARDS-IN-FORCE ADDED IN THIRD QUARTER

                                                (Millions, except per share amounts)

                                                      Quarters Ended      Percentage      Nine Months Ended    Percentage
                                                        September 30,       Inc/(Dec)        September 30,       Inc/(Dec)
                                                        -------------       ---------        -------------       ---------
                                                      2006          2005                   2006         2005
                                                      ----          ----                   ----         ----
Net Revenues                                       $ 6,759        $ 6,028       12%     $ 19,928      $17,688        13%

Income From Continuing Operations                  $   956        $   865       11%     $  2,804      $ 2,470        14%
Income/(Loss) From Discontinued Operations         $    11        $   165      (93%)    $    (19)     $   519         #
Net Income                                         $   967        $ 1,030       (6%)    $  2,785      $ 2,989        (7%)

Earnings Per Common Share - Basic:
   Income From Continuing Operations               $  0.79        $  0.70       13%     $   2.30      $  2.00        15%
   Income/(Loss)  From Discontinued Operations     $  0.01        $  0.14      (93%)    $  (0.01)     $  0.42         #
   Net Income                                      $  0.80        $  0.84       (5%)    $   2.29      $  2.42        (5%)

Earnings Per Common Share - Diluted:
   Income From Continuing Operations               $  0.78        $  0.69       13%     $   2.26      $  1.96        15%
   Income/(Loss) From Discontinued Operations      $  0.01        $  0.13      (92%)    $  (0.02)     $  0.42         #
   Net Income                                      $  0.79        $  0.82       (4%)    $   2.24      $  2.38        (6%)

Average Common Shares Outstanding
   Basic                                             1,202          1,229       (2%)       1,217        1,233        (1%)
   Diluted                                           1,227          1,254       (2%)       1,242        1,257        (1%)

Return on Average Total Shareholders' Equity*         33.6%          24.2%                  33.6%        24.2%
--------------------------------------------------------------------------------

* Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with U.S. generally accepted accounting principles (GAAP).

# Denotes a variance of more than 100%.

         New York - October 23, 2006 - AMERICAN EXPRESS COMPANY today reported third quarter income from continuing operations of $956 million, up 11 percent from $865 million a year ago. Diluted earnings per share from continuing operations were $0.78, up 13 percent from $0.69 a year ago.
     Including results for businesses that the Company has spun off or sold during the past year, net income for the third quarter totaled $967 million, down 6 percent from $1.0 billion a year ago.
     Net income per share on a diluted basis was $0.79, down 4 percent from $0.82.
     The Company's return on equity (ROE) was 33.6 percent, up from 24.2 percent a year ago.
     Consolidated net revenues rose 12 percent to $6.8 billion, up from $6.0 billion a year ago.
     Consolidated expenses totaled $5.4 billion, up 10 percent from $4.9 billion a year ago.
      "Bottom line results this quarter reflected a continuation of the strong trends we've seen throughout 2006: higher spending volumes, excellent overall credit quality and substantial growth in our loan portfolio," said Kenneth I. Chenault, chairman and chief executive.
     "Investments designed to extend our lead in the payments business have been producing substantial returns. Cardmember spending rose 15 percent from year-ago levels that were already among the best in our history and continued a multi-year pattern of strong growth among consumer, small business and corporate Cardmembers.
      "We are in an excellent position with growth in Cardmember spending and borrowing that was again at the top of the industry. We added more than 2 million cards-in-force this quarter, and 7.5 million during the last year, as both our proprietary and bank network businesses continued to expand globally."

     The third quarter results included:
       o A $33 million ($24 million after-tax) gain related to the sale of the Company's card operations in Malaysia and Indonesia.

     Significant items in the year ago quarter included:
       o A $105 million tax benefit from the resolution of a prior year tax item, and
       o A $49 million ($32 million after-tax) provision to reflect the estimated costs related to Hurricane Katrina.

     This quarter's results also included $12 million ($8 million after-tax) of reengineering costs related primarily to restructuring efforts in the Company's business travel areas. Year ago reengineering costs totaled $86 million ($56 million after-tax).

     DISCONTINUED OPERATIONS

     Discontinued operations for the quarter reflected income of $11 million. The year ago period reflected income from discontinued operations of $165 million primarily related to Ameriprise Financial, Inc., which is no longer part of American Express.

SEGMENT RESULTS

         THE FOLLOWING DISCUSSION OF THIRD QUARTER RESULTS PRESENTS ALL SEGMENTS ON A GAAP BASIS.

         U.S. CARD SERVICES reported third quarter net income of $580 million, up 31 percent from $443 million a year ago.
         Total net revenues for the third quarter increased 16 percent to $3.5 billion, reflecting growth in spending and borrowing by U.S. consumers and small businesses. Net finance charge revenue increased 46 percent, reflecting substantial loan volume growth and a higher yield.

         Total expenses increased 13 percent. Marketing, promotion, rewards and cardmember services expenses increased 12 percent, reflecting greater rewards costs and marketing and promotion activities. Human resources and other operating expenses increased by 20 percent, reflecting in part higher interest expense and professional services. Provisions for losses declined 3 percent due to lower write-offs which benefited from last year's bankruptcy legislation and improved collections. The year ago quarter reflects a $38 million provision for the estimated costs related to Hurricane Katrina.

         INTERNATIONAL CARD & GLOBAL COMMERCIAL SERVICES reported third quarter net income of $216 million, down 13 percent from $249 million a year ago.
         Total net revenues for the third quarter increased 3 percent over the year ago period to $2.3 billion. Revenues related to corporate and international consumer cards increased reflecting strong growth in spending and borrowing by Cardmembers, partially offset by travel and international banking revenues which remained relatively flat, and the impact of operations sold in 2006.
         Third quarter expenses increased 6 percent over the year ago period to $2.0 billion. The increase reflected a higher provision for losses and benefits that was driven by strong increases in lending volume growth and higher cost of funds related to investment certificates sold through American Express Bank. These items were partially offset by the previously mentioned gains on the sale of the Company's card operations in Malaysia and Indonesia.

         GLOBAL NETWORK & MERCHANT SERVICES reported third quarter net income of $212 million, up 50 percent from $141 million a year ago.
         Total net revenues for the third quarter increased 15 percent over year ago levels to $798 million. The increase reflects continued strong growth in company-wide billed business, as well as higher fees from network bank partners.

         Spending on Global Network Services cards rose substantially from year ago levels, reflecting an underlying acceleration of growth with bank partners, as well as the completion of independent operator agreements in Brazil, Malaysia and Indonesia.
         Total expenses increased 1 percent from year ago levels to $484 million, reflecting an 18 percent increase in human resources and other operating expenses, partially offset by a 29 percent decrease in marketing and promotion expenses.

         CORPORATE & OTHER reported third quarter net expenses of $52 million, compared with net income of $32 million a year ago. The year ago quarter reflects $105 million of the previously mentioned tax benefit resulting from the resolution of a prior year tax item.

                                      ***


              American Express Company (www.americanexpress.com) is a leading global payments, network, travel, and banking company founded in 1850.

              Note: The 2006 Third Quarter Earnings Supplement, as well as CFO Gary Crittenden's presentation from the investor conference call referred to below, will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call to discuss third quarter earnings results, operating performance and other topics that may be raised during the discussion will be held at 5:00 p.m. (EST) today. Live audio of the conference call will be accessible to the general public on the American Express web site at http://ir.americanexpress.com. A replay of the conference call also will be available today at the same web site address.

                                      ***

         This release includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company's ability to generate sufficient net income to achieve a return on equity on a GAAP basis of 28 percent to 30 percent; the Company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35 percent of annually-generated capital, and returning approximately 65 percent of such capital to shareholders, over time, which will depend on the Company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; consumer and business spending on the Company's credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers' spending, sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the Company's ability to introduce new products, reward program enhancements and service enhancements on a timely basis during 2006; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company's brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services' bank partners in the United States the benefits of greater cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; fluctuations in interest rates, which impact the Company's borrowing costs and return on lending products; the continuation of favorable trends, including increased travel and entertainment spending, and the overall level of consumer confidence; the costs and integration of acquisitions; the success, timeliness and financial impact (including costs, cost savings and other benefits including increased revenues), and beneficial effect on the Company's operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the Company's ability to reinvest the benefits arising from such reengineering actions in its businesses; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; the Company's ability to manage credit risk related to consumer debt, business loans, merchant bankruptcies and other credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company's card products and returns on the Company's investment portfolios; bankruptcies, restructurings or similar events affecting the airline or any other industry representing a significant portion of the Company's billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company's businesses and/or negative changes in the Company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; risks associated with the Company's agreements with Delta Air Lines to prepay $300 million for the future purchases of Delta SkyMiles rewards points; fluctuations in foreign currency exchange rates; accuracy of estimates for the fair value of the assets in the Company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to the Company's lending securitizations; the potential negative effect on the Company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company's major businesses. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and its other reports filed with the SEC.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Amounts herein reflect certain reclassifications as noted in the Company's Form 8-K dated April 5, 2006 filed with the Securities and Exchange Commission.

(Preliminary)

                           American Express Company
                       Consolidated Statements of Income

(Millions)

                                                                 QUARTERS ENDED                NINE MONTHS ENDED
                                                                 SEPTEMBER 30,                   SEPTEMBER 30,
                                                                ---------------   PERCENTAGE   ------------------   PERCENTAGE
                                                                 2006     2005     INC/(DEC)     2006       2005     INC/(DEC)
                                                                ------   ------   ----------   --------   -------   ----------
Net revenues
   Discount revenue                                             $3,259   $2,894       13%      $ 9,520   $ 8,393       13%
   Cardmember lending finance charge revenue, net of interest      912      648       41         2,467     1,877       31
   Net card fees                                                   462      511      (10)        1,515     1,515       --
   Travel commissions and fees                                     427      421        1         1,328     1,345       (1)
   Other commissions and fees                                      620      598        4         1,901     1,745        9
   Securitization income, net                                      384      353        9         1,142       965       18
   Other investment and interest income, net of interest           264      246        7           813       776        5
   Other                                                           431      357       21         1,242     1,072       16
                                                                ------   ------                -------   -------
      Total                                                      6,759    6,028       12        19,928    17,688       13
                                                                ------   ------                -------   -------
Expenses
   Marketing, promotion, rewards
      and cardmember services                                    1,589    1,492        7         4,782     4,260       12
   Human resources                                               1,213    1,197        1         3,729     3,652        2
   Provision for losses and benefits:
      Charge card                                                  257      299      (14)          658       748      (12)
      Cardmember lending                                           412      364       13         1,139       934       22
      Investment certificates and other                            129       76       70           399       278       44
                                                                ------   ------                -------   -------
         Total                                                     798      739        8         2,196     1,960       12
   Professional services                                           684      563       21         1,903     1,594       19
   Occupancy and equipment                                         375      346        8         1,086     1,038        5
   Interest                                                        324      238       36           898       671       34
   Communications                                                  107      112       (4)          333       342       (3)
   Other                                                           331      261       27           896       882        2
                                                                ------   ------                -------   -------
      Total                                                      5,421    4,948       10        15,823    14,399       10
                                                                ------   ------                -------   -------
Pretax income from continuing operations                         1,338    1,080       24         4,105     3,289       25
Income tax provision                                               382      215       78         1,301       819       59
                                                                ------   ------                -------   -------
Income from continuing operations                                  956      865       11         2,804     2,470       14
Income/(Loss) from discontinued operations, net of tax              11      165      (93)          (19)      519        #
                                                                ------   ------                -------   -------
Net income                                                      $  967   $1,030       (6)      $ 2,785   $ 2,989       (7)
                                                                ======   ======                =======   =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           American Express Company
                     Condensed Consolidated Balance Sheets

(Billions)

                                                   SEPTEMBER 30,   DECEMBER 31,
                                                       2006            2005
                                                   -------------   ------------
Assets
   Cash and cash equivalents                            $  8           $  7
   Accounts receivable                                    36             35
   Investments                                            22             21
   Loans                                                  46             41
   Other assets                                            9             10
                                                        ----           ----
      Total assets                                      $121           $114
                                                        ====           ====
Liabilities and Shareholders' Equity
   Short-term debt                                      $ 15           $ 16
   Long-term debt                                         39             31
   Other liabilities                                      56             56
                                                        ----           ----
      Total liabilities                                  110            103
                                                        ----           ----
   Shareholders' equity                                   11             11
                                                        ----           ----
      Total liabilities and shareholders' equity        $121           $114
                                                        ====           ====


(Preliminary)

                           American Express Company
                               Financial Summary

(Millions)

                                                              QUARTERS ENDED                  NINE MONTHS ENDED
                                                               SEPTEMBER 30,                     SEPTEMBER 30,
                                                            -----------------   PERCENTAGE   -------------------   PERCENTAGE
                                                              2006      2005     INC/(DEC)     2006       2005      INC/(DEC)
                                                            -------   -------   ----------   --------   --------   ----------
Net Revenues
   U.S. Card Services                                        $3,534    $3,044       16%       $10,199    $ 8,797       16%
   International Card & Global Commercial Services            2,287     2,212        3          7,031      6,606        6
   Global Network & Merchant Services                           798       693       15          2,292      2,022       13
                                                             ------    ------                 -------    -------
                                                              6,619     5,949       11         19,522     17,425       12
   Corporate & Other,
      including adjustments and eliminations                    140        79       77            406        263       54
                                                             ------    ------                 -------    -------
CONSOLIDATED NET REVENUES                                    $6,759    $6,028       12        $19,928    $17,688       13
                                                             ======    ======                 =======    =======
Pretax Income (Loss) From Continuing Operations
   U.S. Card Services                                        $  819    $  633       29        $ 2,535    $ 2,033       25
   International Card & Global Commercial Services              281       317      (11)           886        803       10
   Global Network & Merchant Services                           314       214       47            891        630       41
                                                             ------    ------                 -------    -------
                                                              1,414     1,164       21          4,312      3,466       24
   Corporate & Other                                            (76)      (84)     (10)          (207)      (177)      17
                                                             ------    ------                 -------    -------
PRETAX INCOME FROM CONTINUING OPERATIONS                     $1,338    $1,080       24        $ 4,105    $ 3,289       25
                                                             ======    ======                 =======    =======
Net Income (Loss)
   U.S. Card Services                                        $  580    $  443       31        $ 1,742    $ 1,402       24
   International Card & Global Commercial Services              216       249      (13)           654        666       (2)
   Global Network & Merchant Services                           212       141       50            578        407       42
                                                             ------    ------                 -------    -------
                                                              1,008       833       21          2,974      2,475       20
   Corporate & Other                                            (52)       32        #           (170)        (5)       #
                                                             ------    ------                 -------    -------
   Income from continuing operations                            956       865       11          2,804      2,470       14
   Income/(Loss) from discontinued operations, net of tax        11       165      (93)           (19)       519        #
                                                             ------    ------                 -------    -------
NET INCOME                                                   $  967    $1,030       (6)       $ 2,785    $ 2,989       (7)
                                                             ======    ======                 =======    =======

# - Denotes a variance of more than 100%.

(Preliminary)

                           American Express Company
                         Financial Summary (continued)

                                                   QUARTERS ENDED                NINE MONTHS ENDED
                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                                  ---------------   PERCENTAGE   -----------------   PERCENTAGE
                                                   2006     2005     INC/(DEC)     2006     2005      INC/(DEC)
                                                  ------   ------   ----------    ------   ------    ----------
EARNINGS PER COMMON SHARE
BASIC
   Income from continuing operations              $ 0.79   $ 0.70       13%       $ 2.30   $ 2.00        15%
   Income/(Loss) from discontinued operations       0.01     0.14      (93)        (0.01)    0.42         #
                                                  ------   ------                 ------   ------
   Net income                                     $ 0.80   $ 0.84       (5)%      $ 2.29   $ 2.42        (5)%
                                                  ======   ======                 ======   ======
   Average common shares outstanding (millions)    1,202    1,229       (2)%       1,217    1,233        (1)%
                                                  ======   ======                 ======   ======
DILUTED
   Income from continuing operations              $ 0.78   $ 0.69       13%       $ 2.26   $ 1.96        15%
   Income/(Loss) from discontinued operations       0.01     0.13      (92)        (0.02)    0.42         #
                                                  ------   ------                 ------   ------
   Net income                                     $ 0.79   $ 0.82       (4)%      $ 2.24   $ 2.38        (6)%
                                                  ======   ======                 ======   ======
   Average common shares outstanding (millions)    1,227    1,254       (2)%       1,242    1,257        (1)%
                                                  ======   ======                 ======   ======
Cash dividends declared per common share          $ 0.15   $ 0.12       25%       $ 0.42   $ 0.36        17%
                                                  ======   ======                 ======   ======

                       Selected Statistical Information

                                                    QUARTERS ENDED                NINE MONTHS ENDED
                                                    SEPTEMBER 30,                   SEPTEMBER 30,
                                                   ---------------   PERCENTAGE   -----------------   PERCENTAGE
                                                    2006     2005     INC/(DEC)      2006     2005     INC/(DEC)
                                                   ------   ------   ----------     ------   ------   ----------
Return on average total shareholders' equity (A)     33.6%    24.2%                   33.6%    24.2%
Common shares outstanding (millions)                1,204    1,239       (3)%        1,204    1,239      (3)%
Book value per common share                        $ 8.93   $ 7.99       12%        $ 8.93   $ 7.99      12%
Shareholders' equity (billions)                    $ 10.8   $  9.9        9%        $ 10.8   $  9.9       9%

# - Denotes a variance of more than 100%.

(A) Computed on a trailing 12-month basis using net income over average total shareholders' equity (including discontinued operations) as included in the Consolidated Financial Statements prepared in accordance with GAAP.